CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional
Information constituting parts of this Post-Effective Amendment No. 59 to the Registration Statement
on Form N-1A (the “Registration Statement”) of our reports dated November 9, 2012, relating to the financial statements and financial highlights appearing in the September 30, 2012 Annual Reports to
Shareholders of Vanguard U.S. Value Fund and Vanguard Capital Value Fund, which reports are also incorporated by reference into the Registration Statement. We also consent to the references to us under heading “Financial Statements” in the Prospectuses and under the headings “Financial
Statements” and “Service Providers—Independent Registered Public Accounting Firm” in the
Statement of Additional Information.

PricewaterhouseCoopers LLP
Philadelphia, PA
July 16, 2013